SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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                                                          Air T, Inc.
(Name of Registrant as specified in its charter)

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 AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 2, 2009

To Our Stockholders:

The annual meeting of stockholders of Air T, Inc. (the “Company”) will be held at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina on Wednesday, September 2, 2009 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

1.	To elect nine directors to serve until their successors are duly elected and qualified;

2.	To ratify the appointment of Dixon Hughes PLLC as the independent registered public accounting firm of the Company for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only stockholders of record as of the close of business on July 1, 2009 are entitled to notice of and to vote at the annual meeting and adjournments thereof.  You may examine a list of those stockholders at our principal executive offices at 3524 Airport Road, Maiden, North Carolina 28650, during the 10-day period preceding the annual meeting.  Each share of our outstanding common stock will entitle the holder to one vote on each matter that properly comes before the annual meeting.

The accompanying proxy statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting.  We encourage you to read this entire document before voting.

Your vote is important no matter how large or small your holdings may be.  To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided.  If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker.  You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

The 2009 annual report of the Company also accompanies this notice.

By Order of the Board of Directors

John Parry
Secretary

July 15, 2009

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to Stockholders that is being mailed with this Notice are available at www.airt.net/shareholderdirect.html.

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[Missing Graphic Reference]                                                                               Air T, Inc.
3524 Airport Road
Maiden, North Carolina 28650
Telephone (828) 464-8741

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of Air T, Inc. (referred to as the “Company”) in connection with the annual meeting of stockholders of the Company to be held on Wednesday, September 2, 2009 at 10:00 a.m. at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina.  The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend.  You may revoke your proxy at any time before it is exercised by

•	giving a written notice of revocation to the Secretary of the Company,

•	submitting a proxy having a later date, or

•	appearing at the meeting and requesting to vote in person.

All shares represented by valid proxies and not revoked before they are exercised will be voted as specified. If no specification is made, proxies will be voted "FOR" electing all nominees for director listed on the proxy in Item 1, and "FOR" ratifying Dixon Hughes PLLC as the Company’s independent registered public accounting firm for the 2010 fiscal year.  The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the annual meeting.  If, however, other matters properly come before the annual meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on any such matters.  The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the annual meeting from time to time, including if there is not a quorum on the date set for the annual meeting.

This proxy statement, the enclosed proxy card and the Company’s 2009 Annual Report to Stockholders are being first mailed to our stockholders on or about July 15, 2009.  The Annual Report does not constitute "soliciting material” and is not to be deemed "filed" with the Securities and Exchange Commission.

The Company will pay the costs of preparing this proxy statement and of soliciting proxies in the enclosed form. Our employees may solicit proxies, either personally, by letter or by telephone. Our employees will not be specifically compensated for these services.

VOTING SECURITIES

Only stockholders of record at the close of business on July 1, 2009 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof.  The number of outstanding shares entitled to vote at the stockholders meeting is 2,424,484.  The presence of a majority of the outstanding shares of the Company’s Common Stock, par value $.25 per share (the “Common Stock”), represented in person or by proxy at the meeting will constitute a quorum necessary to conduct business at the meeting.  Directors will be elected by a plurality of the votes cast.  Cumulative voting is not allowed.

Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.  The ratification of independent auditors, or any other business coming before the meeting, requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote.  On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on votes on these matters.

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of shares of Common Stock (determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company as of June 1, 2009 by each person that beneficially owns five percent or more of the shares of Common Stock.  Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Benefitical Owner	Amount of benefiicial Ownership as of June 1, 2009	Percent of Class
Common Stock, par value $0.25 per share	Walter Clark P.O. Box 488, Denver, NC 28650	177,756 (1)	7.2%

(1)
Includes 76,500 shares controlled by Mr. Clark as one of the executors of the estate of David Clark and also includes 33,334 shares which Mr. Clark has the right to acquire within 60 days through the exercise of stock options.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Under the Company’s certificate of incorporation and bylaws, directors are elected at each annual meeting and hold office until their respective successors are elected and have qualified.  The number of directors constituting the Board of Directors has been set at nine by a resolution adopted by the Board of Directors pursuant to the Company’s bylaws.  Accordingly, up to nine directors may be elected at the annual meeting.  All of the incumbent directors were elected by the stockholders at the last annual meeting.

The following sets forth certain information with respect to the individuals who are nominated by the Board of Directors, upon recommendation of its Nominating Committee, for election to the Board of Directors at the annual meeting.  Each of the following is currently a director of the Company.  Mr. Parry is the Company’s Chief Financial Officer and his employment agreement requires that he continue to be considered by the Nominating Committee of the Board of Directors for nomination for election as a director for so long as he continues to serve as the Company’s Chief Financial Officer.

The Board of Directors recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the enclosed proxy card).

Walter Clark, age 52, has served as Chairman of the Board of Directors of the Company and Chief Executive Officer since April 1997.  Mr. Clark also serves as a director of Mountain Air Cargo, Inc. (“MAC”) and CSA, Air, Inc. (“CSA”), subsidiaries of the Company, and as the Chief Executive Officer of MAC, Executive Vice President of Global Ground Support, LLC (“GGS”) and Global Aviation Services, LLC (“GAS”), other subsidiaries of the Company, President of CSA and Executive Vice President of MAC Aviation Services, LLC (“MACAS”), a Company subsidiary.  Mr. Clark was elected a director of the Company in April 1996.  Mr. Clark was self-employed in the real estate development business from 1985 until April 1997.

John Parry, age 51, has served as Vice President-Finance and Chief Financial Officer of the Company since November 2006 and as a director of the Company since September 2007.  Mr. Parry also serves as Vice-President, Secretary/Treasurer and a director of MAC and CSA, Chief Financial Officer of MAC, GGS and GAS and as Vice President-Finance, Treasurer and Secretary of GGS, GAS and MACAS.  Mr. Parry is a Certified Public Accountant and served as Chief Financial Officer for Empire Airlines, Inc., a privately held FedEx feeder airline, from 2001 until joining the Company.

William H. Simpson, age 62, has served as Executive Vice President of the Company since June 1990, as Vice President from June 1983 to June 1990, and as a director of the Company since June 20, 1985.  Mr. Simpson is also the President and a director of MAC, the Chief Executive Officer and a director of CSA and Executive Vice President of GGS.

Claude S. Abernethy, Jr., age 82, was first elected as director of the Company in June 1990.  Mr. Abernethy served as a Senior Vice President of Wachovia Securities, a securities brokerage and investment banking firm, and its predecessor.  Mr. Abernethy is also a director of Carolina Mills, Inc. and Alexander Railroad Company.

Sam Chesnutt, age 74, was first elected a director of the Company in August 1994.  Mr. Chesnutt serves as President of Sam Chesnutt and Associates, an agribusiness consulting firm.  From November 1988 to December 1994, Mr. Chesnutt served as Executive Vice President of AgriGeneral Company, L.P., an agribusiness firm.

Allison T. Clark, age 53, has served as a director of the Company since May 1997.  Mr. Clark has been self-employed in the real estate development business since 1987.

George C. Prill, age 86, has served as a director of the Company since June 1982, as Chief Executive Officer and Chairman of the Board of Directors from August 1982 until June 1983, and as President from August 1982 until spring 1984.  Mr. Prill has served as an Editorial Director for General Publications, Inc., a publisher of magazines devoted to the air transportation industry, from November 1992 until 2001.  Since 1979, Mr. Prill has served as President of George C. Prill & Associates, Inc., which performs consulting services for the aerospace and airline industry.  Mr. Prill has served as President of Lockheed International Company, as Assistant Administrator of the FAA, as a Senior Vice President of the National Aeronautic Association and Chairman of the Aerospace Industry Trade Advisory Committee.

Dennis A. Wicker, age 56, has served as a director of the Company since October 2004.  Mr. Wicker has been a partner in the law firm of SZD Wicker, P.A. since March 2008, and is also a member of the firm’s management committee.   Prior to that, Mr. Wicker was a member of the law firm of Helms, Mulliss & Wicker PLLC, which he joined in 2001 following eight years of service as Lieutenant Governor of the State of North Carolina.  Mr. Wicker is a member of the boards of directors of Coca-Cola Bottling Co. Consolidated and First Bancorp.

J. Bradley Wilson, age 56, has served as a director of the Company since September 2005.  Mr. Wilson serves as Chief Operating Officer of Blue Cross and Blue Shield of North Carolina, a health benefits company.  He joined Blue Cross and Blue Shield of North Carolina in December 1995 and previously served as Executive Vice President, Chief Administrative Officer, Senior Vice President and General Counsel until his appointment as Chief Operating Officer in November 2006.  Prior to joining Blue Cross and Blue Shield of North Carolina, Mr. Wilson served as General Counsel to Governor James B. Hunt, Jr. of North Carolina and in private practice as an attorney in Lenoir, North Carolina.  Mr. Wilson currently serves on the Board of Governors of the University of North Carolina and is a past Chairman of that board and he previously served as Chairman and on the Board of Directors of the North Carolina Railroad Company.

Allison Clark and Walter Clark are brothers.

Director Compensation

During the fiscal year ended March 31, 2009, each director received a director’s fee of $1,000 per month and an attendance fee of $500 paid to outside directors for each meeting of the board of directors or a committee thereof.  Commencing April 1, 2006, members of the Audit Committee received, in lieu of the $500 meeting fee, a monthly fee of $500, while the Chairman of the Audit Committee received a monthly fee of $700.  Pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), upon stockholder approval of the Plan, each director who was not an employee of the Company received an option to purchase 2,500 shares of Common Stock at an exercise price of $10.15 per share (the closing bid price per share on the date of stockholder approval of the Plan.)  The Plan provides for a similar option award to any director first elected to the board after the date the stockholders approved the Plan.  Such options vest one year after the date they were granted and expire ten years after the date they were granted.  All outstanding options under the Plan vested in 2006.

The following table sets forth the compensation paid to each of the Company’s non-employee directors in the fiscal year ended March 31, 2009.

Name	Fees Earned or Paid in Cash	Total
Claude S. Abernethy, Jr.	$23,400	$23,400
Sam Chesnutt	21,000	21,000
Allison T. Clark	15,000	15,000
George C. Prill	21,000	21,000
Dennis A. Wicker	15,000	15,000
J. Bradley Wilson	15,000	15,000

Committees of the Board of Directors

The Board of Directors has four standing committees:  the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

The Audit Committee consists of Messrs. Abernethy, Chesnutt and Prill, with Mr. Abernethy serving as chairman.  The Audit Committee met four times during the fiscal year.  On May 18, 2000, the Board of Directors adopted a charter for the Audit Committee.  The Charter was most recently approved by the Board of Directors on June 1, 2009.  A copy of the current Charter is available on the Company’s website under the Shareholder Information Section.  The principal functions of the Audit Committee, included in the charter, are to select and retain the firm of independent auditors to serve the Company each fiscal year, to review and approve the scope, fees and results of the audit performed by the independent auditors, to review the adequacy of the Company’s system of internal accounting controls, to review and periodically discuss with the independent auditor all significant relationships that may affect the auditor’s independence, to meet at least quarterly to review the Company’s financial results with management and the independent auditors prior to the release of quarterly financial information, to prepare and issue to the Board of Directors annually a summary report suitable for submission to the stockholders and to establish procedures for the receipt, retention and treatment of complaints regarding accounting internal controls and auditing matters, including confidential, anonymous submissions by employees.  The Company has certified to NASDAQ the Company’s compliance with NASDAQ’s audit committee charter requirements and compliance with the audit committee structure and composition requirements.

The Board of Directors has determined that the Audit Committee does not include an “audit committee financial expert,” as that term is defined by the regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002, and further that no other independent director qualifies as an “audit committee financial expert.”  Under the SEC’s rules, an “audit committee financial expert” is required to have not only an understanding of generally accepted accounting principles and the function of the Audit Committee, along with experience in preparing or analyzing financial statements, but also the ability to assess the application of general accounting principles in connection with the accounting for estimates, accruals and reserves.  The Board of Directors, on occasion, has requested input from its independent auditors to assist the Audit Committee and the Board in making judgments under generally accepted accounting principles.  Given the significant requirements of the SEC’s definition of an “audit committee financial expert” and the demands and responsibilities placed on directors of a small public Company by applicable securities, corporate and other laws, the Board of Directors believes it is difficult to identify and attract an independent director to serve on the Board of Directors who qualifies as an “audit committee financial expert.”

The Compensation Committee consists of Messrs. Abernethy, Chesnutt and Prill, with Mr. Chesnutt serving as chairman.    The Compensation Committee does not have a charter.  The functions of the Compensation Committee include establishing policies for the compensation of the Company’s executive officers and determining the types and amounts of remuneration to be paid to the Company’s executive officers.  The Compensation Committee met twice during the fiscal year.

The Nominating Committee consists of Messrs. Abernethy, Chesnutt and Wicker, with Mr. Wicker serving as chairman.  The Nominating Committee is responsible for evaluating potential nominees for election as directors and recommending nominees to the Board of Directors, as well as recommending the functions and the membership of the committees of the Board of Directors.  The charter of the Nominating Committee is available on the Company’s website under the Shareholder Information Section.  The Nominating Committee met once during the fiscal year.

The Executive Committee consists of Messrs. Walter Clark, Abernethy, Chesnutt and Prill, with Mr. Clark serving as chairman.  The Executive Committee is authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors to the extent permitted by Delaware law and not otherwise specifically delegated to another committee.  The Executive Committee did not meet during the fiscal year.

Director Independence

The Board of Directors has determined that none of the nominees for election to the Board of Directors other than Messrs. Walter Clark, Parry and Simpson (all members of management) and Mr. Allison Clark (who is Mr. Walter Clark’s brother) has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of rules of the NASDAQ Capital Market.  All of the members of the Company’s Audit Committee, Compensation Committee and Nominating Committee are independent directors under these standards.  In addition, the Board of Directors has determined that the members of the Audit Committee meet the heightened standards of independence applicable to members of an audit committee.

Attendance of Meetings

During the fiscal year ended March 31, 2009, the Board of Directors met six times.  Each of the directors attended at least 75% of all of the meetings of the Board of Directors and committees thereof on which such director served during such period.  The Company does not have a policy with respect to attendance of members of the Board of Directors at the annual meeting of stockholders.  Historically, few, if any, stockholders have attended the Company’s annual meeting of stockholders other than stockholders who are also officers of the Company.  At the annual meeting of stockholders held in 2009, two members of the Board of Directors, who are also officers of the Company, attended the annual meeting of stockholders.

Director Qualifications and Nominations

The Nominating Committee has adopted a policy that candidates nominated for election or re−election to the Board of Directors generally should meet the following qualifications:

•	candidates should possess broad training and experience at the policy−making level in business, government, education, technology or philanthropy;

•
candidates should possess expertise that is useful to the Company and complementary to the background and experience of other members of the Board of Directors, so that an optimum balance in Board membership can be achieved and maintained;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the Board of Directors and one or more of its committees;

•	candidates should be willing to serve on the Board of Directors over a period of several years to allow for the development of sound knowledge of the Company and its principal operations; and

•	candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board of Directors.

When a vacancy exists on the Board of Directors, the Nominating Committee seeks out appropriate candidates, principally by canvassing current directors for suggestions.  The Nominating Committee evaluates candidates on the basis of the above qualifications and other criteria that may vary from time to time.  The Nominating Committee does not have a formal policy on the consideration of director candidates recommended by stockholders.  The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case−by−case basis.

There have been no changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors since the date of the Company’s proxy statement for its annual meeting of stockholders held on September 25, 2008.

Director and Executive Officer Stock Ownership

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company by each director of the Company and by all directors, nominees and executive officers of the Company as a group as of June 1, 2009.  Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
		Shares and Percent of Common Stock Beneficially Owned as of June 1, 2009
Name	Position with Company	No. of Shares			Percent
Walter Clark	Chairman of the Board and Chief Executive Officer	177,756	(1	)(2)	7.2%
John Parry	VP-Finance, Chief Financial Officer, Secretary, Treasurer and Director	11,502	(2)		*
William H. Simpson	Executive Vice President and Director	22,004	(2)		*
Claude S. Abernethy, Jr.	Director	2,500	(2)		*
Sam Chesnutt	Director	2,500	(2)		*
Allison T. Clark	Director	2,500	(2)		*
George C. Prill	Director	3,500	(2)		*
Dennis Wicker	Director	3,500	(2)		*
J. Bradley Wilson	Director	2,500	(2)		*
All directors and executive officers as a group (9 persons)		228,262			9.1%

_______________________

*           Less than one percent.
(1)	Includes 76,500 shares controlled by Mr. Clark as one of the executors of the estate of David Clark.
(2)
Includes shares which the following executive officers and non-employee directors have the right to acquire within 60 days through the exercise of stock options issued by the Company: Mr. Walter Clark, 33,334 shares; Mr. Parry, 10,000 shares; Mr. Simpson, 20,000 shares; Mr. Abernethy, 2,500 shares; Mr. Chesnutt, 2,500 shares; Mr. Allison Clark, 2,500 shares; Mr. Prill, 2,500 shares; Mr. Wicker, 3,500 shares; Mr. Wilson, 2,500 shares; all directors and executive officers as a group, 79,334.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on review of the copies of reports under Section 16(a) of the Securities Exchange Act of 1934 that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2009 all executive officers, directors and greater than ten-percent beneficial owners have complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth a summary of the compensation paid during each of the two most recent fiscal years to the Company’s Chief Executive Officer and to the two other most highly compensated executive officers as of March 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

Walter Clark	2009	225,331	$81,619	157,346	-	23,737	(5)	$488,033
Chairman of the Board and	2008	206,000	81,619	116,495	-	25,943	(5)	430,057
Chief Executive Officer

John Parry	2009	162,100	27,524	118,009	-	14,530	(6)	322,163
Director, VP-Finance,	2008	135,211	27,524	87,371	-	18,989	(6)	269,095
Treasurer, Secretary and
Chief Financial Officer

William H. Simpson	2009	221,485	48,978	157,346	$197,485	18,122	(7)	643,416
Director and Executive	2008	206,000	48,978	116,495	118,822	18,924	(7)	509,219
Vice President
________________________

(1)      Includes annual director fees of $6,000 each for Mr. Clark and Mr. Simpson.  Mr. Parry was elected to Board of Directors in September 2007 and received $6,000 in fiscal 2009 and $3,000 in fiscal 2008.

(2)      The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for Statement of Financial Accounting Standards 123(R) reporting during fiscal 2008 and 2007 and do not reflect risk of forfeiture or restrictions on transferability. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. See Note 11 of Notes to the Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for a complete description of the option plan and the key assumptions used to determine estimated value of the stock options.

(3)      Pursuant to their employment agreements, Mr. Clark and Mr. Simpson are entitled to receive incentive compensation equal to two percent (2%) of the earnings before income taxes or extraordinary items reported each year by the Company in its Annual Report on Form 10-K. Mr. Parry is entitled to receive incentive compensation equal to one and one-half percent (1.5%) of the earnings before income taxes or extraordinary items.  This compensation is paid out in June following the fiscal year end.

(4)      Represents the aggregate change in the actuarial present value of Mr. Simpson’s accumulated benefit under the retirement provisions of his employment agreement.

(5)      For fiscal 2009, includes $5,217 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $10,500 for personal use of corporate airplane, $4,800 for auto allowance and $3,220 for personal auto expenses.  For fiscal 2008, includes $4,650 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $12,654 for personal use of corporate airplane, $4,800 for auto allowance and $3,839 for personal auto expenses.

(6)      For fiscal 2009, includes, $3,850 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance and $5,880 for personal auto expenses.  For fiscal 2008, includes, $3,110 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $6,079 for personal auto expenses, $2,000 for temporary housing allowance and $3,000 for supplemental pay in lieu of directors’ fees.

(7)      For fiscal 2009, includes $5,681 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $4,101 for personal auto expenses and $3,540 for country club dues. For fiscal 2008, includes $5,804 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $4,915 for personal auto expenses and $3,405 for country club dues.

On August 15, 2006, the Company awarded Mr. Clark and Mr. Simpson options to acquire, respectively, 50,000 and 30,000 shares of common stock.  The exercise price of these options is $8.29 per share.  On December 6, 2006, the Company awarded Mr. Parry options to acquire 15,000 shares of common stock.  The exercise price of these options is $9.30 per share.  These options become vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change of control of the Company or the date the employee terminates employment due to death, disability or retirement.  The options expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability or retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Walter Clark	33,334	16,666	(2)	$8.29	08/15/2016
John Parry	10,000	5,000	(3)	9.30	12/06/2016
William H. Simpson	20,000	10,000	(2)	8.29	08/15/2016

(1)
All option awards were made under the Company’s 2005 Equity Incentive Plan.  Under the terms of the plan, option awards were made without any corresponding transfer of consideration from the recipients.

(2)	Stock options vest at the rate of 33-1/3% per year with vesting dates of 08/15/07, 08/15/08 and 08/15/09.

(3)	Stock options vest at the rate of 33-1/3% per year with vesting dates of 12/06/07, 12/06/08 and 12/06/09.

Executive Officer Employment Agreements

Chief Executive Officer.  On July 8, 2005, the Company entered into an employment agreement with Walter Clark to provide for his continued employment as the Company’s Chief Executive Officer.  The agreement has an initial term of two years and renews for successive additional one-year periods on each anniversary of the date of the agreement unless either the Company or Mr. Clark gives notice of non-renewal within 90 days prior to that anniversary date.  The agreement provides for an annual base salary of $200,000, subject to increases as subsequently determined by the Company’s Board of Directors or its Compensation Committee.  In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K.

Under the agreement, Mr. Clark is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year, to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies and to use corporate passenger aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year.

Other Executive Officers.  Effective January 1, 1996, the Company entered into an employment agreement with William H. Simpson, an Executive Vice President of the Company.  In the absence of any notice from one party to the other to terminate automatic extensions of the term of the agreement, the agreement is automatically extended each December 1 so that upon each automatic extension the remaining term of the agreement is three years and four months.  The agreement provided for an initial annual base salary of $165,537, which was subsequently increased and is subject to further increases as determined by the Compensation Committee.  In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K.  Under the agreement, Mr. Simpson is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

The agreement provided that upon the Mr. Simpson’s retirement he would be entitled to receive an annual benefit equal to $75,000, reduced by three percent for each full year that his retirement precedes the date he reaches age 65.  The retirement benefits under this agreement were to be paid, at Mr. Simpson’s election in the form of a single life annuity or a joint and survivor annuity or a life annuity with a ten-year period certain.  In the alternative, Mr. Simpson could elect to receive the entire retirement benefit in a lump sum payment equal to the then present value of the benefit based on standard insurance annuity mortality tables and an interest rate equal to the 90-day average of the yield on ten-year U.S. Treasury Notes.

Mr. Simpson’s employment agreement was amended in December 2008 deleting the provisions providing for certain payments to be made to Mr. Simpson upon his retirement and replacing them with an obligation for the Company to pay Mr. Simpson in July 2009 an amount designed to equal the amount that he would have been entitled to receive under the prior agreement provisions if he were to retire in July 2009 and elect to receive payment in a lump sum.  The amendment eliminates the incentive for Mr. Simpson to retire early in order to receive these vested benefits under the employment agreement.  The amount to be paid to Mr. Simpson on July 31, 2009 is estimated to be approximately $950,000.

Effective October 6, 2006, the Company entered into an employment agreement with John Parry, Chief Financial Officer of the Company, which has a three-year term.  The agreement provides for an annual base salary of $125,000, subject to periodic review and increases as subsequently determined by the Company.  In addition, the agreement provides for annual bonus compensation equal to 1.5% of the Company’s consolidated earnings before income taxes as reported by the Company in its Annual Report on Form 10-K.  Under the agreement, Mr. Parry is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

Severance and Change-in-control Provisions.  Mr. Clark’s employment agreement provides that the Company may terminate Mr. Clark’s employment at any time and for any reason.  However, if the Company terminates Mr. Clark’s employment other than for “disability” or “cause,” both as defined in the agreement, the Company is obligated to continue to pay Mr. Clark his then-current base salary for a period of two and one-half years, or at its election the Company can pay this amount in one lump-sum payment at the net present value of those payments, calculated by assuming an 8% discount rate.

In addition, during that two and one-half year period the Company must continue to provide to Mr. Clark all health and welfare benefits as existed on the date of termination of Mr. Clark’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage.  Mr. Clark is entitled to terminate his employment under the agreement at any time and for any reason.  However, following a “change in control” of the Company, as defined in the agreement, if Mr. Clark terminates his employment for “good reason,” which is defined in the agreement and includes a substantial reduction in responsibilities, relocation, increased travel requirements and adverse changes in annual or long-term incentive compensation plans, he is entitled to receive the same base salary payments and continued health and welfare benefits as described above.  The agreement provides that these base salary payments and continued health and welfare benefits are Mr. Clark’s sole remedy in connection with a termination of his employment.

Mr. Simpson’s employment agreement provides that if the Company terminates his employment other than for “cause” (as defined in the agreement), he will be entitled to receive a lump sum cash payment equal to the amount of base salary payable for the remaining term of the agreement (at the then current rate) plus one-half of the maximum incentive bonus compensation that would be payable if he continued his employment through the date of the expiration of the agreement (assuming for such purposes that the amount of incentive bonus compensation would be the same in the remaining period under the agreement as was paid for the most recent year prior to termination of employment).  The agreement further provides that if any payment on termination of employment would not be deductible by the Company under Section 280G(b)(2) of the Internal Revenue Code, the amount of such payment would be reduced to the largest amount that would be fully deductible by the Company.  Mr. Simpson’s employment agreement automatically renews for a one-year term each March 31 unless he or the Company’s Board of Directors gives notice of termination by December 1 of the prior year.

Mr. Parry’s employment agreement provides that if the Company terminates Mr. Parry’s employment other than for “cause” (as defined in the agreement), Mr. Parry is entitled to receive his base salary for a period of twelve months and a pro-rated incentive bonus for that fiscal year. In addition, during that twelve month period the Company must continue to provide to Mr. Parry continued group health benefits as existed on the date of termination of Mr. Parry’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage.

401(k) Plan.  The Company sponsors the Air T, Inc. 401(k) Plan (the “Plan”), a tax-qualified Internal Revenue Code Section 401(k) retirement savings plan, for the benefit of substantially all of its employees, including its executive officers.  The Plan encourages saving for retirement by enabling participants to make contributions on a pre-tax basis and to defer taxation on earnings on funds contributed to the Plan.  The Company makes matching contributions to the Plan.

CERTAIN TRANSACTIONS

The Company leases its corporate and operating facilities at the Little Mountain, North Carolina airport from Little Mountain Airport Associates, Inc. (“Airport Associates”), a corporation whose stock is owned by William H. Simpson, the estate of David Clark three unaffiliated third parties and two former executive officers.  The Company paid aggregate rental payments of $161,734 to Airport Associates pursuant to such lease during the fiscal year ended March 31, 2009.  The lease agreement includes an option, which was exercised in April 2008 extending the lease to May 2010 with a monthly rental amount of $13,626.  The lease agreement provides that the Company shall be responsible for maintenance of the leased facilities and for utilities, ad valorem taxes and insurance.  The Company believes that the terms of such leases are no less favorable to the Company than would be available from an independent third party.

PROPOSAL 2 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the appointment of Dixon Hughes PLLC to serve as the independent registered public accounting firm for the Company and its subsidiary corporations for the fiscal year ending March 31, 2010.  If the stockholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

Dixon Hughes PLLC has served as the independent registered public accounting firm for the Company since November 17, 2005.  Representatives of Dixon Hughes PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Dixon Hughes PLLC as independent auditors for the fiscal year ending March 31, 2010 (Item 2 on the enclosed proxy card).

Audit Committee Pre-approval of Auditor Engagements

It is the policy of the Audit Committee that all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm are approved by the Audit Committee in advance.  In addition, it is the Company’s practice that any invoices not covered by the annual engagement letter that are subsequently submitted by its independent registered public accounting firm are provided to the Chairman of the Audit Committee for approval prior to payment.  The independent auditor, management and the Audit Committee must meet on at least an annual basis to review the plans and scope of the audit and the proposed fees of the independent auditor.

Audit Fees

Fees billed to the Company by its independent registered public accounting firm, Dixon Hughes PLLC, for each of the past two fiscal years were as follows:

	2009	2008

Audit Fees (1)	$160,000	$150,000
Audit-Related Fees (2)	12,000	15,000
Tax Fees (3)	64,700	45,000
All Other Fees	-	-

(1)
Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are provided by Dixon Hughes PLLC in connection with regulatory filings or engagements.

(2)
Audit-related fees relate to professional services rendered that are related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”  Audit-related fees also include fees associated with the audit of the Company’s employee benefit plan.

(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended March 31, 2009.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.  The Audit Committee also has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the Securities and Exchange Commission.

June 1, 2009

AUDIT COMMITTEE

Claude S. Abernethy, Jr., Chair
Sam Chesnutt
George C. Prill

ADDITIONAL INFORMATION

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE COMPANY, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, IF SOLICITED BY WRITTEN REQUEST, A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS.  SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO AIR T, INC., 3524 AIRPORT ROAD, MAIDEN, NORTH CAROLINA 28650, ATTENTION: MR. JOHN PARRY, SECRETARY.

IN ADDITION, THE COMPANY HAS A DEDICATED WEBSITE AT WWW.AIRT.NET/SHAREHOLDERDIRECT.HTML WHERE IT POSTS ALL ANNUAL MEETING MATERIALS INCLUDING THE ANNUAL REPORT ON FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders and other interested parties to communicate with the Board of Directors or a particular director.  Such individual may send a letter to Air T, Inc., Attention: Corporate Secretary, 3524 Airport Road, Maiden, North Carolina 28650. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.”  All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary of the Company will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors.  Communications marked “Confidential” will be forwarded unopened.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 MEETING

Proposals by stockholders for nominations for directors or other matters intended to be presented at the 2010 annual meeting of stockholders must be received by the Company’s Corporate Secretary no later than March 17, 2010 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting.  The inclusion of any proposal will be subject to applicable rules of the SEC.  In addition, the Company’s bylaws establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders, including the nomination of any person for election as director.  In general, written notice must be received by the Company’s Corporate Secretary at the Company’s principal executive office, 3524 Airport Road, Maiden, North Carolina 28650, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter.  Accordingly, to be considered at the 2010 annual meeting of stockholders, proposals must be received by the Corporate Secretary no earlier than May 6, 2010 and no later than June 5, 2010.  Any waiver by the Company of these requirements with respect to the submission of a particular stockholder proposal shall not constitute a waiver with respect to the submission of any other stockholder proposal nor shall it obligate the Company to waive these requirements with respect to future submissions of the stockholder proposal or any other stockholder proposal.  Any stockholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary at 3524 Airport Road, Maiden, North Carolina 28650.

Individuals appointed as proxies in connection with the annual meeting of stockholders to be held in 2010 will have discretion to vote on any proposal presented at the meeting by a stockholder unless the stockholder gives the Company written notice of the proposal no later than June 5, 2010.

OTHER MATTERS

The Board of Directors knows of no other matters that may be presented at the meeting.

AIR T, INC.

July 15, 2009

[Intentionally left blank.]

AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 2, 2009
AND
PROXY STATEMENT

July 15, 2009

REVOCABLE PROXY

AIR T, INC.

ANNUAL MEETING OF STOCKHOLDERS

to be held on September 2, 2009

The undersigned hereby appoints Walter Clark, John Parry and Erlene Geddes as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Air T, Inc. (the "Company") held on record by the undersigned on July 1, 2009, at the annual meeting of stockholders to be held on September 2, 2009 or any adjournment thereof.

(Continued and to be signed on the reverse side.)

proxypg1.jpg

ANNUAL MEETING OF STOCKHOLDERS OF

AIR T, INC.

September 2, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and 2009 annual report to stockholders are available at www.airt.net/shareholderdirect.html

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930000000000000000 3 090209

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS for terms expiring in 2010.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Walter Clark
- ○ John Parry
- ○ William H. Simpson
- ○ Claude S. Abernethy, Jr.
- ○ Sam Chesnutt
- ○ Allison T. Clark
- ○ George C. Prill
- ○ Dennis A. Wicker
- ○ J. Bradley Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and

2. PROPOSAL TO RATIFY THE SELECTION OF DIXON HUGHES PLLC as the Company's independent registered public accountants for the fiscal year ending March 31, 2010. FOR ☐ AGAINST ☐ ABSTAIN ☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AND THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE OPPOSITE SIDE OF THIS PROXY AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF DIXON HUGHES PLLC UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Meeting and Proxy Statement dated July 15, 2009, and revokes all proxies heretofore given by the undersigned.

AIRT

To Our Stockholders:

After we had printed, but before we had mailed, the enclosed notice of annual meeting and proxy materials, we learned of the passing on July 8, 2009 of Claude S. Abernethy, Jr., one of our directors.  Claude had served on our Board of Directors for over 19 years, and for much of that time he also served as Chairman of our Audit Committee.  We extend our condolences to Claude’s family and express our deep gratitude for his long and dedicated service to our company.

In light of Claude’s passing and the timing of the annual meeting, the Board of Directors does not plan on nominating a replacement for him for election at the annual meeting.  The Board of Directors will instead seek to appoint a replacement director to fill this vacancy by the end of the calendar year.

Very truly yours,

 /s/  Walter Clark
Walter Clark
Chairman of the Board of Directors, President and Chief Executive Officer

July 10, 2009